EXHIBIT 23(b)



            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


          As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated February 7, 1997 included (or incorporated by reference) in Ohio Edison Company's Form 10-K for the year ended December 31, 1996 and our reports dated February 14, 1997 included (or incorporated by reference) in Centerior Energy Corporation's Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference in this Registration Statement of our report on the consolidated financial statements of Ohio Edison Company for the year ended December 31, 1997, dated February 13, 1998, included in Ohio Edison Company's Form 8-K dated March 23, 1998, and to all references to our Firm included in this Registration Statement.



                             /s/ Arthur Andersen, LLP
                             ARTHUR ANDERSEN LLP



Cleveland, OH
March 25, 1998